UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 13, 2007

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO     63141

(Address of Principal Executive Offices)                         (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 12, 2007, Energizer Holdings, Inc. (the “Company”) and its wholly-owned subsidiary, ETKM, Inc. (“ETKM”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Playtex Products, Inc. (“Playtex”).  Pursuant to the Merger Agreement, ETKM will be merged with and into Playtex, with Playtex continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”).

In connection with the execution of the Merger Agreement, the Company concurrently entered into a Stockholder Agreement (the “Stockholder Agreement”) with the directors, certain officers and certain stockholders of Playtex who beneficially own approximately 11% of Playtex’s outstanding common stock.  In the Stockholder Agreement, each director, certain officers and certain stockholders of Playtex agree that their shares of Playtex common stock will be voted in favor of the Merger.

The Merger Agreement

Subject to the terms and conditions of the Merger Agreement, at the effective time and as a result of the Merger, each share of Playtex common stock will be converted into the right to receive $18.30 in cash, and all such shares will thereafter be retired and canceled. All outstanding options to acquire shares of Playtex common stock will become fully vested and be converted into the right to receive the merger consideration (net of exercise price), and all Playtex restricted stock, restricted stock units and phantom stock will become fully vested and be converted into the right to receive the merger consideration.

Playtex and the Company have made customary representations, warranties and covenants in the Merger Agreement.  Among other things, Playtex has agreed not to (i) solicit or encourage the submission of any proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into any discussions or negotiations concerning, or provide any non-public information in connection with alternative business combination transactions.  Playtex has agreed to call and hold a special stockholder meeting as soon as reasonably practicable for the purpose of voting on the adoption of the Merger Agreement and approval of the Merger and the Playtex Board of Directors will, subject to certain exceptions, recommend adoption by its stockholders of the Merger Agreement.

Playtex also agreed to commence tender offers for its 8% and 9 3/8% Notes as soon as reasonably practicable after the receipt of any written request by the Company to do so.  The closing of such tender offers is conditioned upon the closing of the Merger and the Company and Playtex intend for the tender offers and the Merger to close simultaneously.  The Company will provide funding for the payment of all Notes properly tendered pursuant to the terms of the tender offers.

Consummation of the Merger is subject to customary conditions, including, among other things, (i) approval of the Merger Agreement by the holders of a majority of the outstanding shares of Playtex common stock, (ii) the absence of certain laws or orders prohibiting the consummation of the Merger and (iii) the expiration or termination of the Hart-Scott-Rodino Act waiting period and certain other regulatory approvals.

The Merger Agreement contains termination rights for each of Playtex and the Company in certain circumstances, including termination by Playtex to enter into an alternative business combination that constitutes a “Superior Proposal” (as defined in the Merger Agreement) upon Playtex’s compliance with certain notice and other requirements set forth in the Merger Agreement.  Upon termination of the Merger Agreement under specified circumstances, Playtex may be required to pay the Company a termination fee equal to $35 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and stockholders with information regarding its terms.  It is not intended to provide any factual, business or operational information about the Company or Playtex.  The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made solely for the benefit of each other.  The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that Playtex provided to the Company in connection with execution of the Merger Agreement.  These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement.  Moreover, the representations and warranties in the Merger Agreement (i) are subject to materiality standards which may differ from what may be viewed as material by investors and stockholders, (ii) in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts and (iii) were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules.  Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Stockholder Agreement

Under the terms of the Stockholder Agreement, each director, certain officers and certain stockholders of Playtex have granted an irrevocable proxy to the Company to vote his, her or its shares of Playtex common stock in connection with specified matters, and each has otherwise agreed that his, her or its shares will be voted in favor of adoption of the Merger Agreement and approval of the Merger and against any proposal involving any alternative business combination transaction or any other action, proposal or transaction that would reasonably be expected to prevent, impede or delay consummation of the Merger.  The Stockholder Agreement, and the proxy included therein, will terminate if the Merger Agreement is terminated [or modified to decrease the price per share to be paid by the Company].

The foregoing description of the Stockholder Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stockholder Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 8.01. OTHER EVENTS.

On July 12, 2007, the Company and Playtex issued a joint press release announcing the execution of the Merger Agreement described above.  This press release is furnished as Exhibit 99.2 hereto and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) See Exhibit Index.

Important Merger Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Playtex by Energizer. In connection with the proposed acquisition, Playtex intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Playtex and Energizer intend to file other relevant materials with the SEC. Shareholders of Playtex are urged to read all relevant documents filed with the SEC when they become available, including Playtex’s proxy statement, because they will contain important information about the proposed transaction, Playtex and Energizer. A definitive proxy statement will be sent to holders of Playtex stock seeking their approval of the proposed transaction.  This communication is not a solicitation of a proxy from any security holder of Playtex.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov.  In addition, Playtex shareholders may obtain free copies of the documents filed with the SEC when available by contacting Playtex’s Investor Relations at 203-341-4017. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Playtex or Energizer with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Energizer and its directors and executive officers, and Playtex and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Playtex common stock in respect of the proposed transaction. Information about the directors and executive officers of Energizer is set forth in Energizer’s proxy statement which was filed with the SEC on December 5, 2006. Information about the directors and executive officers of Playtex is set forth in Playtex’ s proxy statement which was filed with the SEC on March 23, 2007. Investors may obtain additional information regarding the interest of Energizer and its directors and executive officers, and Playtex and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: July 13, 2007

EXHIBIT INDEX

Exhibit No.

2.1	Agreement and Plan of Merger among Energizer Holdings, Inc., ETKM, Inc. and Playtex Products, Inc.
99.1	Stockholder Agreement by and among Energizer Holdings, Inc. and the individuals and other parties listed therein.
99.2	Joint Press Release issued July 12, 2007.